ASCENA RETAIL GROUP PROVIDES ADDITIONAL BUSINESS UPDATE ON COVID-19

MAHWAH, N.J. (March 30, 2020) - ascena retail group, inc. (Nasdaq: ASNA) (“ascena” or the “Company”) today announced additional measures being taken to mitigate the financial impact of COVID-19.
Gary Muto, Chief Executive Officer of ascena commented, “We have been continuously monitoring the impact of COVID-19 and are putting our associates, customers and community at the center of everything that we do. In light of the current environment, we have extended the temporary store closures and will continue to reassess as information becomes available. We are taking immediate steps to reduce costs and preserve cash so that we are able to resume operations when we emerge from this crisis.”
Due to the uncertain environment, the Company made the extremely difficult decision to implement a furlough program across its business, including all store associates and close to half of its corporate associates. During this time, furloughed associates who are participating in any of the Company’s medical benefit plans will keep those benefits.
Mr. Muto continued, “Impacting our associates is one of the most difficult decisions we have ever had to make as an organization. I want to thank our team members for their unwavering commitment to our customers and brands.”
In addition to the furlough program, the Company announced temporary reductions in the base salaries of all corporate associates above a certain salary beginning this week. The base salaries of Carrie W. Teffner, Interim Executive Chair and Gary Muto, Chief Executive Officer, will each be reduced by 50%. Reductions for other executives and corporate associates above a certain salary will range from 10% to 45% depending on base pay.
Distribution centers will remain open at this time, operating at limited capacity to service the Company’s eCommerce business. The Company’s priority is the safety and well-being of its associates and it will follow all federal, state and local regulations in its distribution centers, including the assignment of associates to staggered shifts, increased cleaning, and the separation of work stations by at least six feet. The Company is deeply grateful to its distribution center associates for their continued dedication and support, as they are a critical part of the Company’s ability to navigate through this crisis.
In addition to these measures, the Company is reducing costs, capital expenditures, inventory commitments, and assessing vendor payment terms. During this period, the Company is also evaluating all options available to preserve its ongoing operations.
The Company will reassess its position on all of these decisions on an ongoing basis and will react accordingly.

Forward-Looking Statements
Certain statements or information made within this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. Forward-looking statements are statements related to future, not past, events, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “estimate,” “forecast,” “target,” “preliminary,” or “range,” including, without limitation, compensation of the Company’s executive officers and other impacts of the COVID-19 pandemic on the Company’s business. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is readily available in the Company’s most recent Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission.

About ascena retail group, inc.
Ascena Retail Group, Inc. (Nasdaq: ASNA) is a national specialty retailer offering apparel, shoes, and accessories for women under the Premium Fashion segment (Ann Taylor, LOFT, and Lou & Grey), Plus Fashion segment (Lane Bryant, Catherines and Cacique) and for tween girls under the Kids Fashion segment (Justice). Ascena Retail Group, Inc. through its retail brands operates ecommerce websites and approximately 2,800 stores throughout the United States, Canada, and Puerto Rico.

For more information about ascena retail group, inc. visit: ascenaretail.com, AnnTaylor.com, factory.anntaylor.com, LOFT.com, outlet.loft.com, louandgrey.com, lanebryant.com, Catherines.com, and shopjustice.com.

CONTACT:	For investors:	For media:
	ICR Inc.	ascena retail group, inc.
	Jean Fontana	Shawn Buchanan
	Managing Director	Corporate Communications
	(646) 277-1214	(212) 541-3418
	Jean.Fontana@icrinc.com	shawn_buchanan@ascenaretail.com

Jessica Schmidt
Senior Vice President
(646) 677-1806
Jessica.Schmidt@icrinc.com